Exhibit 10.4

TRANSLATION

OPTION AGREEMENT

OPTION AGREEMENT EXECUTED ON AUGUST 25, 1999, BY AND BETWEEN GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V. (HEREINAFTER, THE “ISSUING COMPANY”) AS SELLER AND AEROPUERTOS MEXICANSO DEL PACIFICO, S.A. DE C.V. (HEREINAFTER, THE “STRATEGIC PARTNER”) AS PURCHASER, PURSUANT TO THE FOLLOWING STATEMENTS AND CLAUSES.

WHEREAS the Issuing Company and the Strategic Partner, among others, have executed a Participation Agreement on this same date; the Issuing Company, subject to the terms and conditions of such Participation Agreement, has agreed, through the authorization of a shareholders meeting, to grant to the Strategic Partner an option for the subscription and payment of the Optional Shares.

WHEREAS the Strategic Partner has acquired 15% (fifteen percent) of the Shares representing the capital stock of the Issuing Company; and

WHEREAS pursuant to the Participation Agreement, the Issuing Company, by resolution of the extraordinary shareholders meeting of the same, held on August 25, 1999, has resolved to issue the Optional Shares in favor of the Strategic Partner, which Optional Shares shall be kept in the treasury pending subscription and payment by the Strategic Partner or any Holder in favor of which the Option is transferred upon the terms of this Agreement.

DEFINITIONS

The terms defined in the Participation Agreement executed on this date by and between the Federal Government, the companies that constitute the Airport Group, the Strategic Partner and the Partners of the Strategic Partner, among other parties, shall have the same meanings in this Agreement, except as otherwise defined herein. Likewise, the terms defined below shall have the following meanings ascribed to them:

Agreement	this Option Agreement.

Participation Agreement

the Participation Agreement and the exhibits thereto by virtue of which the rights and obligations of both the Strategic Partner and the Federal Government, Nafin, the Trustee, ASA and the Holding Company, for the transfer of the Share Package and the proper operation of the Assigned Airports, have been set forth.

Exercise Date	the date of receipt by the Issuing Company of an Exercise Notice.

Exercise Notice	the notice from the Option Holders to the Issuing Company in connection with their wish to exercise the same in the Portion of Optional Shares corresponding to each Exercise Period.

Public Offer	the public offer that Nafin carries out under Section 3.3 of the Participation Agreement.

Option

the right granted in favor of the Strategic Partner or, as the case may be, of the registered Holders, to subscribe and pay for the Optional Shares currently issued and to be issued in the future to maintain the Guaranteed Proportion.

Exercise Period

With respect to the First, Second and Third Portion of Shares, the 24 (twenty-four) month period, as of (i) the third anniversary for the First Portion of Optional Shares (the “First Exercise Period”); (ii) the fourth anniversary for the Second Portion of Optional Shares (the “Second Exercise Period”); and (iii) the fifth anniversary for the Third Portion of the Exercise (the “Third Exercise Period”), counting such anniversaries as of the date of the execution of this Agreement.

Exercise Term	the 24 (twenty-four) months as of the date of the beginning of each Exercise Period during which the Option may be exercised with respect to each Portion of Optional Shares.

Portion of Optional Shares

the First Portion of Optional Shares equivalent to 2% (two percent) of the capital stock of the Issuing Company once they have been issued, which may be exercised in the First Exercise Period, the Second Portion of Optional Shares equivalent to 2% (two percent) of the capital stock of the Issuing Company once they have been issued, which may be exercised in the Second Exercise Period; and the Third Portion of Optional Shares equivalent to 1% (one percent) of the capital stock of the Issuing Company once they have been issued, which may be exercised in the Third Exercise Period.

Subscription Price	the price of the Optional Shares set forth in Section 3. hereof.

Guaranteed Portion

the percentage of Shares which during the term of the Option provided for in this Agreement must be kept by the Issuing Company in its treasury for subscription and payment thereof by the Strategic Partner or the registered Holders, as the case may be, for each Exercise Period, pursuant to Section 1.1. of this Agreement.

Issuing Company	Grupo Aeroportuario del Pacífico, S.A. de C.V.

Holder	means any individual or legal entity who may have acquired the Option from the Strategic Partner or any Holder during the Exercise Period.

RECITALS

I.                                         The Issuing Company states, through its representative, that:

I.1                                   It is a mercantile company incorporated in accordance with Mexican law, by means of public deed number 44,340, dated May 28, 1998, issued by Mr. Emiliano Zubiría Maqueo, Notary Public Number 25 for the Federal District and recorded with the Public Registry of Commerce for the Federal District on June 25, 1998, under mercantile folio number 238578.

I.2                                   It holds 100% (except for one share owned by the Federal Government) of the shares representing the capital stock of each of the Concession Companies and of the Service Company.

I.3                                   Its legal representative has sufficient authority to execute this Agreement pursuant to public instrument number 52,560, issued by Mr. Luis de Angoitia Becerra, Notary Public Number 109 for the Federal District, and that to this date they have not been modified or revoked.

I.4                                   It has obtained each and all of the corporate authorizations that pursuant to its corporate by-laws and the applicable legislation are required for the execution of this Agreement and the issuance of the Optional Shares.

I.5                                   The shareholders of the Issuing Company have waived the right of first refusal, granted by Article 132 of the General Law of Business Organizations and clause twelve of its by-laws, to subscribe and pay the Optional Shares, as well as any other Shares that may be issued in the future and with respect to which the Option must be granted, in order for the Optional Shares to represent the Guaranteed Proportion.

II.                                     The Strategic Partner states, through its representative, that:

II.1.                            It is a mercantile company duly incorporated under Mexican law by means of public instrument number 75,620, dated August 18, 1999, issued by Francisco Talavera Autrique, Notary Public Number 221 for the Federal District, in the process of being recorded with the Public Registry of Commerce for the Federal District on December 3, 1998, under mercantile folio number 242,982, and it has sufficient authority under its by-laws to execute this Option Agreement.

II.2                             Its legal representative has sufficient authority to execute this Agreement pursuant to the authority granted to him by means of the public instrument deed referred to in paragraph II.1 above.

II.3                               Its shareholders obtained authorization as participants in the bidding process by official communication number GTA99-097.4, GTA99-A097.8 and GTA99-A097.9, dated June 4, June 24 and July 15, respectively, issued by the Technical Secretary of the Restructuring Committee for the Mexican Airport System.

II.4                               Its shareholders submitted their proposal to acquire the Share Participation in the terms of the Public Call and such proposal was selected as successful, same which was notified by SCT to the Strategic Partner on August 11, 1999 through the Chairman of the Restructuring Committee.

II.5                               It has the necessary technical and financial capacity, as well as sufficient human resources to comply with the obligations contained under this Agreement.

IN VIRTUE OF THE FOREGOING, of the mutual agreements and conditions contained in this Agreement, the Participation Agreement and the Transaction Documents, and for the purpose of being legally bound in the terms thereof, the Issuing Company and the Strategic Partner agree to the following

CLAUSES

1.                                      Purpose.

1.1                                 The Issuing Company, with the approval of its shareholders, grants in favor of the Strategic Partner the right (hereinafter the “Option”) to carry out the subscription and payment of the Optional Shares which shall belong to Series “B” and shall represent at all times 5% (five percent) of the capital stock of the Issuing Company (the “Guaranteed Proportion”) (calculated on the number of outstanding shares plus the Optional Shares), and which must be exercised upon the terms of Section 2. below. Likewise, the Strategic Partner accepts the Option granted in its favor by the Issuing Company.

2.                                      Exercise.

2.1                                 The Strategic Partner or any other registered Holders may exercise the Option only with respect to each Portion of Optional Shares, from each corresponding Exercise Period, in order to acquire the corresponding Portion of Shares.

2.2                                 In order to exercise the Option, the Strategic Partner or the registered Holders thereof must notify to the Issuing Company their intention to exercise the Option, and to subscribe and pay for the corresponding Portion of Optional Shares within the corresponding Exercise Period, by submitting an Exercise Notice in the form contained in Exhibit “1” of this Agreement.

2.3                                 Once the Option has been exercised by the Strategic Partner or the registered Holder, as the case may be, they shall assume an unconditional payment obligation in favor of the Issuing Company with respect to the subscription Price of the Optional Shares, payable no later than at 12:00 o’clock, Mexico City time, on the sixtieth business day following the Exercise Date.

2.4                                 In the event that during any Exercise Period the Strategic Partner or any Option Holder partially exercises or fails to exercise its right to acquire the Portion of Optional Shares corresponding to such Exercise Period, the Option corresponding to the non-exercised Portion of Optional Shares, or the entire Option, shall be forfeited, as the case may be, without any liability for the Issuing Company.

2.5                                 Neither the Strategic Partner nor any Option Holder may exercise the Option if on the Exercise Date, the Strategic Partner or the Option Holder contravene the provisions of article six of the By-laws of the Holding Company, or if an event of default under the Technical Assistance Agreement has occurred and such default has been declared as such by any of the parties thereto.

2.6                                 The Strategic Partner or, as the case may be, the Option Holder may, in the event that (i) any shareholder acquires an individual participation equivalent to or in excess of 35% (thirty-five percent) of the capital stock of the Issuing Company, prior amendment to the corporate by-laws thereof for such purpose; or (ii) the shareholders meeting resolves to approve a merger involving a dilution of its shareholders in a percentage exceeding 35% (thirty-five percent) of its total participation prior to the merger, fully exercise the Option in advance, provided that it notifies the same to the Issuing Company within 30 (thirty) days following (1) the date of the general shareholders meeting resolving such amendment to the by-laws; or (2) the date of the general extraordinary shareholders’ meeting approving the merger, as the case may be.

2.7                                 In the event that during a period of thirty (30) consecutive days the market price per share representing the capital stock of the Issuing Company is equivalent to or in excess of $0.2188372212346 U.S. Dollars (0.2188372212346 Dollars, lawful currency of the United States of America), that is, twice the price mentioned in Section 3.1 below, the Strategic Partner or, as the case may be, the Option Holder, may exercise in advance the Option provided for in this Agreement, within the 60 (sixty) business days following the notice sent by the Issuing Company for that purpose and, therefore, subscribe for and pay all the Optional Shares then pending subscription and payment, at the price set forth in Section 3.1 below, subsequently terminating this Agreement. In the event that the Strategic Partner or the Option Holder fails to exercise the same under this Section, this Agreement shall be terminated without liability for the Issuing Company, and such Option shall be forfeited in the future.

2.8                                 Release of Optional Shares. Once the Option has been exercised by the Strategic Partner or any other Holder and the subscription Price of the Optional Shares has been paid for under Section 3.4 below, the Issuing Company shall release the Optional Shares kept in its treasury which may have been acquired in the exercise of the Option and shall deliver the certificates representing them to the Strategic Partner or to the corresponding Holder, as the case may be.

Notwithstanding the foregoing, the Strategic Partner hereby undertakes the obligation to irrevocably contribute to the Trust any Optional Shares that it may acquire at any time by reason of the exercise of the Option subject matter of this Agreement, in order for the same to be part of the trust estate and be subject to the terms and conditions of the Trust Agreement.

3.                                       Price.

3.1                                 The subscription price of the Optional Shares upon each exercise of the Option shall be equal to $0.1094186106173 U.S. Dollars (0.1094186106173 Dollars, lawful currency of the United States of America) per share, plus annual interest equivalent to 5% (five percent) as from the date of execution of this Agreement until the Option Exercise Date, in the understanding that the Subscription Price of the Optional Shares shall be paid in Mexican currency at the exchange rate in force published by Banco de México in the Official Gazette of the Federation the day prior to the payment date.

3.2                                 In the event that during the term of the Option referred to in this Agreement, the Issuing Company pays to its shareholders dividends in cash or in shares, the resulting price per share shall be reduced by the proportion of such dividends in cash or in shares that would have corresponded to each Optional Share and the interest referred to in Section 3.1 above shall be calculated based on this result.

3.3                                 In the event that the number of shares representing the capital stock of the Issuing Company is modified without there being an increase or reduction in the capital stock thereof, as in the case of splits, the Subscription Price of the Optional Shares shall be automatically modified, in order for the subscription value set forth in Section 3.1 to be modified in proportion to the modification in the number of Optional Shares.

3.4  The payment of the Subscription Price of the Optional Shares for which the Option has been exercised must be made by the Strategic Partner or, as the case may be, by the registered Holder which may have exercised it, not later than 60 (sixty) business days following the Date of Exercise of the Option, in immediately available funds in favor of the Issuing Company in the account that it notifies in writing prior to the payment.

4.                                      Obligations of the Issuing Company.

4.1                                 As from the date of this Agreement and until the final exercise of the Option, the Issuing Company shall keep in its treasury sufficient shares representing at all times the Guaranteed Portion reduced by the percentage of the Option with respect to which the Option has been exercised in each Exercise Period. Therefore, in the event that the shareholders of the Issuing Company approve any increase in the capital stock of the Issuing Company before the last Exercise Period of the Option, the shares necessary to keep the corresponding Guaranteed Proportion shall be issued, and shall be kept in the treasury of the Issuing Company as treasury shares, until the Holder exercises the corresponding part of the Option. Such new shares in treasury shall be considered as Optional Shares.

4.2                                 In the event of any reductions in the capital stock of the Issuing Company, the same shall be reduced pursuant to the instructions of the shareholders meeting resolving such reduction, but at all times, before any Exercise Period of the Option, shares representing the corresponding Guaranteed Proportion shall be kept in the treasury of the Issuing Company. Consequently, when such reduction of the capital stock of the Issuing Company is resolved, shares sufficient to reach the corresponding Guaranteed Proportion, considering the Optional Shares acquired in previous exercises of the Option, shall be cancelled.

4.3                                 In the event that as from the execution hereof and until the final exercise of the Option, the Issuing Company pays a stock dividend to its shareholders, the Issuing Company shall issue the number of shares in treasury needed to maintain the Guaranteed Proportion.

4.4                                 In the event of any reduction in the par value, if any, of the Shares of the Issuing Company, the par value, if any, of the Optional shares pending subscription and payment shall be automatically reduced, without adjustment to the Subscription Price of the Optional Shares.

4.5                                 In the event that the number of shares representing the capital stock of the Issuing Company is modified without an increase or reduction in the capital stock of the Issuing Company, as in the case of splits, the number of Shares of the Portions of Shares with respect to which the exercise of the Option is pending, shall be automatically modified, and the provisions of Section 3.3 shall be applied.

4.6                                 In any event, as from the first exercise of the Option, the Issuing Company shall keep in its treasury shares representing 5% (five percent) of its capital stock, once they have been issued, reduced in the percentage with respect to which the Strategic Partner or any Holder thereof may have exercised the Option in each Exercise Period. The Issuing Company shall inform periodically the Strategic Partner or, as the case may be, the registered Holders, of the number of Optional Shares kept in its treasury, as well as the percentage that the same represent in the capital stock of the Issuing Company.

4.7                                 In the event that the shareholders of the Issuing Company agree to place the shares representing its capital stock among the public, a notice in writing shall be sent to the Strategic Partner or, as the case may be, to the registered Holders, with respect to this intention to quote the shares of the Issuing Company in the securities market, at least 15 (fifteen) calendar days prior to the date on which it is foreseen that the quotation in the respective stock will commence.

4.8                                 The Issuing Company must deliver to the Strategic Partner or, as the case may be, to the registered Holders pursuant to Section 6. below, during the first four months of each year, one copy of its financial statements and annual report which may have been submitted to the shareholders for the approval thereof by the General Annual Ordinary Shareholders Meeting.

4.9                                 The Issuing Company agrees that during the entire term of this Agreement, not more than 49% (forty-nine percent) of the capital stock of any of the Concession Companies shall be transferred, nor shall it allow them to assign the concessions they have to operate the Assigned Airports. In all events, the Issuing Company must comply with the applicable provisions included in the By-laws of the Issuing Company.

4.10                           The obligations of the Issuing Company provided for in this Agreement must be assumed by any companies that succeed it by reason of transfer of shares, mergers, consolidations, reorganizations or by any other cause.

5.                                      Transfer of the Option.

5.1                                 As from the date of execution of this Agreement and until the First Exercise Period, the Strategic Partner may dispose of, assign or otherwise transfer, the Option to acquire the corresponding Portion of Shares, hereby granted by the Issuing Company, in favor of any of the Partners of the Strategic Partner or Related Persons thereof.

5.2                                 As from the First Exercise Period, the Strategic Partner or any Holder may dispose of, assign or otherwise transfer the Option hereby granted by the Issuing Company, in favor of an individual or legal entity satisfying the requirements set forth in the Airport Law to be a shareholder of the Issuing Company (each of them, a “Holder”) and who is able to acquire the Optional Shares under the By-laws of the Holding Company. Any transfer of the Option against the provisions of the Airport Law or this Agreement shall be null and shall have no legal effect whatsoever.

5.3                                 The part of the Option to be exercised during a specific Exercise Period may only be transferred in favor of a single person and therefore, such part of the Option may not be divided.

6.                                      Registry of Holders.

6.1                                 The Issuing Company must keep a registry of the Option Holders, which shall indicate the name and domicile of each Holder, as well as the percentage of shares of the Issuing Company representing the Option held by each of them and the Exercise Period during which these options may be exercised.

6.2                                 For purposes of the foregoing, the Strategic Partner or any Holder, as the case may be, must provide the Issuing Company, no later than 10 (ten) days following the date on which the Option held is transferred, the information referred to in Section 6.1 above.

6.3                                 The Issuing Company shall not recognize as Holder any person in favor of which the Option is transferred in violation of the provisions of Sections 5.1 and 5.2 and, therefore, shall not register such person as a Holder in terms of this Section.

7.                                      Termination of the Option.

7.1                                 The Option held at any time by the Strategic Partner or any Holders who are Related Persons of the Strategic Partner shall be immediately terminated without prior notice being required, in the event that the Strategic Partner fails to comply with any of its obligations under this Agreement or any of the Transaction Documents, and such default is declared an Event of Default under the Participation Agreement. The foregoing shall not be applicable in the event that the Holders are not Related Persons of the Strategic Partner.

7.2                                 Notwithstanding the foregoing, the Option shall be partially terminated in each exercise thereof and totally terminated whenever all the Optional Shares have been acquired.

7.3                                 This Agreement shall be effective until the Option is terminated under this Agreement.

8.                                      Amendments and Waivers.

8.1                                 Neither this Agreement nor any term or provision thereof may be amended, changed, added, waived, dismissed or terminated, except if the same is evidenced in a writing signed by the parties to this Agreement, in the understanding that as long as the shares representing the capital stock of the Issuing Company are not quoted in a national or international stock exchange, such amendment may only be carried out with the prior authorization of the Federal Government through SCT.

9.                                      Notices.

9.1                                 Any notices to be delivered by one party to the other under this Agreement must be made in writing and sent to the other party by certified mail, return receipt requested, fax, courier or personal delivery, and shall be considered as served whenever it is actually received by the addressee. All such notices shall be sent to the Option Holders to the domicile recorded by the Issuing Company in the terms of Section 6. hereof and to the Issuing Company at the following domicile:

Grupo Aeroportuario del Pacífico, S.A. de C.V.

Ave. 602 No. 161

Col. San Juan de Aragón

15620 México, D.F.

Attn: General Director

Any of the parties may change its domicile indicated above by notice given to the other parties as provided for in this Section.

10.                               Resolution of Controversies.

10.1                           Arbitration Rules. For the construction of this Agreement and for the resolution of any controversy that may arise therefrom, the Parties expressly and irrevocably submit themselves to the arbitration proceeding regulated by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce, Mexican chapter (“ICC”); therefore, any controversy that may arise from, or in connection with this Agreement and the alleged default, termination or validity thereof (“Controversy”), must, upon written request of one party delivered to the other parties (an “Arbitration Request”), be definitively resolved by arbitration, substantiated under the Arbitration Rules of the ICC, except for any special rules established in this Section 10. which may modify the Arbitration Rules.

10.2                           Arbitration Proceeding. The arbitration proceeding shall be carried out, and the award shall be issued in Mexico City, Federal District, United Mexican States, in the Spanish language. The arbitration proceeding shall be conducted before three neutral arbitrators, pursuant to that which is set forth below. The Holder shall appoint one arbitrator and the Issuing Company shall jointly appoint another arbitrator within 15 (fifteen) days following the date of an Arbitration Request, in the understanding that all arbitrators shall be of Mexican nationality. The two appointed arbitrators shall appoint the third arbitrator by common agreement in a term not to exceed 15 (fifteen) days following the designation of the last of the first two arbitrators. The arbitrators shall appoint from among them the arbitrator who shall act as chairman of the arbitration court, within 5 (five) days following the date of the last of such appointments. If any appointment of the arbitrators is not made within the terms herein set forth, the ICC shall make such appointment upon request of any of the parties. The arbitrators must be able to read, write and fluently speak both the English and Spanish languages, and must be experts in the matter in question. The hearings shall be carried out no later than 20 (twenty) business days and the award must be issued no later than 60 (sixty) business days, after the date of appointment of the third arbitrator.

10.3                           Specific Performance. In any arbitration procedure under this Agreement, the parties shall be authorized to request a competent judge to order the specific performance of any obligation under this Agreement and, in the terms of Article 1425 of the Code of Commerce, any precautionary measures that they deem convenient may be requested.

10.4                           Applicable Legislation and Enforcement of Awards. The arbitrators shall decide the Controversy pursuant to the substantive laws of the United Mexican States. In case of requiring the forced enforcement of such award in a jurisdiction other than the United Mexican States, the arbitration agreement and any award hereunder shall be governed by the United Nations Convention of 1958 on the Recognition and Enforcement of Foreign Arbitral Awards. The written decision of the arbitrators, signed by a majority thereof, shall be definitive and mandatory for the parties. Upon receipt of such award, each party must immediately (i) adopt the action, (ii) make the changes in the conduction of its business, or (iii) make the payments or repayments that the arbitration decision requires, as the case may be. The award may be reviewed and enforced in any court with competent jurisdiction.

10.5                           Allocation of Costs and Currency of the Award. The party against which an award is entered pursuant to this Section 10., must pay all expenses and costs that may be accrued by reason of the arbitration proceeding in question, including any expenses and costs corresponding to the arbitrators and the ICC. Except for that set forth in immediately preceding sentence, each of the parties must pay all expenses and costs incurred by such party in connection with the arbitration proceeding different than those mentioned above. Any monetary award must be made in Dollars of the United States of America and may be paid in such currency or in lawful currency of the United Mexican States at the exchange rate in effect on the date of payment, at the election of the debtor, free from any tax or other deduction, and must include interest as from the date of any default or other breach of this Agreement, until the date on which the award is paid, with a fair interest rate determined by the arbitrators.

10.6                           Access to Documents. The non-confidential books and documents of each party to an arbitration procedure, as long as they are related to the issues submitted to arbitration, shall be available for examination of the arbitrators and other parties during such procedure prior to the applicable hearing.

10.7                           Successors, Assignees, etc. The arbitration agreement referred to in this Section 10. shall be mandatory for the successors, assignees and any trustee, liquidator or receiver of each party.

11.                               Headings.

11.1                           The headings of the Sections of this Agreement are only for reference purposes and shall not limit or otherwise affect the meaning of any provisions of this Agreement.

12.                               Applicable Law.

12.1                           This Agreement shall be governed and performed pursuant to the laws of Mexico.

13.                               Applicable Currency.

13.1.                        Except as otherwise expressly provided for in this Agreement, any reference to any amount of money shall be deemed as a reference to the lawful currency of Mexico.

14.                               Severability.

14.1                           In the event that one or more of the provisions contained in this Agreement, or the application thereof in any circumstance is declared invalid, illegal or unenforceable by any competent authority in any respect or by any reason, the validity, legality and enforceability of any such provisions in any other respect and of the remaining provisions of this Agreement, shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, which shall seek to fulfill, to the greatest extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

15.                               Counterparts.

15.1                           This Agreement is executed in 6 (six) counterparts, each of which shall be considered as an original, but all of which shall constitute one and the same instrument.

BY VIRTUE OF THE FOREGOING, the parties, at 2:00 P.M. on the date first above written, execute this Agreement through their duly authorized representatives.

AEROPUERTOS MEXICANOS DEL PACIFCO, SA. DE C.V.	GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.

By: Jaime de la Rosa Montes	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Legal Representative

Exhibit 1

FORM OF NOTICE

OF EXERCISE OF THE OPTION

[Date]

Grupo Aeroportuario del Pacífico, S.A. de C.V.

Attn:

Dear Sirs:

We hereby refer to the Option Agreement (the “Agreement”) executed on August 25, 1999 by and between Grupo Aeroportuario del Pacífico, S.A. de C.V. (the “Issuing Company”) and Aeropuertos Mexicanos del Pacífico, S.A. de C.V. (the “Strategic Partner”). The terms used herein shall have the same meaning ascribed to them in the Agreement.

In terms of the provisions of Section 2.2 of the Agreement, we hereby notify you of our wish to exercise, no later than on                            , the Option to acquire 40% (forty percent) [40% (forty percent) or 20% (twenty percent)](1) of the Optional Shares, which represents                          common Series “B” shares deposited in the treasury of the Issuing Company.

We hereby assume, as from this date, an unconditional payment obligation as to the Price of the Optional Shares corresponding to the above indicated percentage, which we shall pay according to the terms of Section 3. of the Agreement; therefore, we would appreciate your indicating to us the account in which the respective funds must be deposited.

Sincerely,

[The Holder of the Option duly registered as such by the
Issuing Company]

(1)                                  This percentage may change depending on the exercise of the Option in each year.  [Translator’s Note:  This footnote is included in the original Spanish document.]